Exhibit 99.1

Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Alexandra Tramont
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2010 SECOND QUARTER

Melville, NY, April 7, 2010 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2010 second quarter ended February 27, 2010.

For the fiscal 2010 second quarter, net sales rose 12.4% to $395.5 million, compared with $351.9 million in the prior year period.  Operating income increased 15.4% in the fiscal 2010 second quarter to $49.9 million, or 12.6% of net sales, from $43.2 million, or 12.3% of net sales, in the second quarter of fiscal 2009. For the second quarter of fiscal 2010, the Company reported net income of $30.6 million, an increase of 16.6% over net income of $26.3 million in the second quarter of fiscal 2009. Diluted earnings per share in the fiscal 2010 second quarter were $0.48 (based on 63.0 million diluted shares outstanding), compared to $0.42 (based on 62.3 million diluted shares outstanding) in the same period a year ago, an increase of 14.3%.

Net sales for the first half of fiscal 2010 were $780.3 million compared with net sales of $784.9 million in the first half of fiscal 2009.  Operating income for the first half of fiscal 2010 was $100.9 million, or 12.9% of net sales, versus $117.7 million, or 15.0% of net sales, in the first half of fiscal 2009.  Net income for the first half of fiscal 2010 was $62.1 million compared with $71.4 million in the prior year period.  Diluted earnings per share for the first half of fiscal 2010 were $0.98 (based on 62.9 million diluted shares outstanding), compared to $1.14 (based on 62.3 million diluted shares outstanding) a year ago.

David Sandler, President and Chief Executive Officer said, “The fiscal second quarter reflected solid performance against a backdrop of improving market conditions.  Driven by excellent execution, we generated sales and profitability performance that met or exceeded our expectations as we continued to take market share and make steady progress on our strategic investment programs.  Importantly, while our overall growth was largely driven by the performance of our Large Account Program, we were also encouraged by the improvements we saw from our traditional customer base in the quarter.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 SECOND QUARTER RESULTS	Page -2-

“Profitability for the period was solid and our balance sheet and liquidity remain strong,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “We improved both inventory turns and days sales outstanding in receivables, allowing us to convert approximately 90% of net income into operating cash flow and generate free cash flow (see Note 1) of $19.8 million.  Our improving revenue outlook will provide the basis for expanding operating margins and continued strong cash generation.”

Mr. Sandler concluded, “Having passed through the most challenging economic climate in recent history, we are now seeing encouraging signs of stabilization in the market.  We believe the steps we have taken through the economic downturn are now delivering the market share gains and the financial performance we expected.  While the recovery is still in its early stages, we have seen our sales growth rate accelerate and believe this sales momentum is real and sustainable going forward, particularly in light of performance to date in the fiscal third quarter.  In this environment, we will remain focused on outstanding execution and capitalizing on the opportunities we see in the marketplace.”

For the fiscal 2010 third quarter, the Company expects net sales to be between $436.0 million and $448.0 million, and expects diluted earnings per share to be between $0.63 and $0.67.  The Company noted that the fiscal 2010 third quarter has one more sales day than the third quarter of fiscal 2009.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2010 second quarter, and to comment on current operations. The call may be accessed via the Internet in the Investor Relations section (under “About MSC”) of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through April 21, 2010.

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment as shown on the Company’s consolidated statements of cash flows.  Net cash provided by operating activities during the fiscal 2010 second quarter was $27.4 million.  Expenditures for property, plant and equipment during the fiscal 2010 second quarter was $7.6 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.  Free cash flow is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and may not be defined and calculated by other companies in the same manner.  Free cash flow should not be considered a substitute for “Operating income,” “Net income,” “Net cash flows provided by operating activities” or any other measure determined in accordance with GAAP.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 330,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 29 million direct-mail catalogs and CD-ROMs, 95 branch sales offices, 949 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 SECOND QUARTER RESULTS	Page -3-

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share and expectations as to revenue, earnings and margin growth, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 SECOND QUARTER RESULTS	Page -4-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)

	February 27, 2010	August 29, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$245,946	$225,572
Accounts receivable, net of allowance for doubtful accounts	194,469	165,368
Inventories	242,812	246,649
Prepaid expenses and other current assets	17,021	17,169
Deferred income taxes	27,537	27,956
Total current assets	727,785	682,714

Property, plant and equipment, net	135,352	131,885
Goodwill	271,765	271,765
Identifiable intangibles, net	52,239	55,766
Other assets	9,925	15,417
Total assets	$1,197,066	$1,157,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$95,000	$95,000
Current maturities of long-term notes payable	72,669	59,105
Accounts payable	64,751	55,345
Accrued liabilities	46,751	46,388
Total current liabilities	279,171	255,838
Long-term notes payable	91	39,365
Deferred income taxes and tax uncertainties	59,223	56,808
Total liabilities	338,485	352,011
Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock	--	--
Class A common stock	47	47
Class B common stock	18	18
Additional paid-in capital	354,077	336,092
Retained earnings	614,162	577,321
Accumulated other comprehensive loss	(2,877)	(2,068)
Class A treasury stock, at cost	(106,846)	(105,874)
Total shareholders’ equity	858,581	805,536
Total liabilities and shareholders’ equity	$1,197,066	$1,157,547

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 SECOND QUARTER RESULTS	Page -5-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income
 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 27, 2010	February 28, 2009	February 27, 2010	February 28, 2009
Net sales	$395,482	$351,910	$780,299	$784,932
Cost of goods sold	216,447	188,111	425,565	417,059
Gross profit	179,035	163,799	354,734	367,873
Operating expenses	129,145	120,557	253,822	250,203
Income from operations	49,890	43,242	100,912	117,670
Other (Expense) Income:
Interest expense	(358)	(774)	(745)	(2,668)
Interest income	34	234	94	546
Other income (expense), net	29	(26)	12	(21)
Total other expense	(295)	(566)	(639)	(2,143)
Income before provision for income taxes	49,595	42,676	100,273	115,527
Provision for income taxes	18,946	16,398	38,204	44,154
Net income	$30,649	$26,278	$62,069	$71,373
Per Share Information:
Net income per common share:
Basic	$0.49	$0.42	$0.99	$1.15
Diluted	$0.48	$0.42	$0.98	$1.14
Weighted average shares used in computing net income per common share:
Basic	62,532	61,675	62,369	61,644
Diluted	63,031	62,255	62,879	62,262
Cash dividend declared per common share	$0.20	$0.20	$0.40	$0.40

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 SECOND QUARTER RESULTS	Page -6-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	February 27, 2010	February 28, 2009
Cash Flows from Operating Activities:
Net income	$62,069	$71,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,955	13,371
Stock-based compensation	6,781	5,260
Loss on disposal of property, plant, and equipment	11	--
Provision for doubtful accounts	1,367	2,945
Deferred income taxes and tax uncertainties	2,835	3,481
Excess tax benefits from stock-based compensation	(2,473)	(172)

Changes in operating assets and liabilities:
Accounts receivable	(30,977)	36,466
Inventories	3,337	29,228
Prepaid expenses and other current assets	122	4,983
Other assets	5,239	5,094
Accounts payable and accrued liabilities	12,997	(24,186)

Total adjustments	12,194	76,470

Net cash provided by operating activities	74,263	147,843

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(12,722)	(12,732)
Proceeds from sale of property, plant and equipment	--	448

Net cash used in investing activities	(12,722)	(12,284)

Cash Flows from Financing Activities:
Purchases of treasury stock	(2,200)	(1,200)
Payment of cash dividends	(25,228)	(24,896)
Excess tax benefits from stock-based compensation	2,473	172
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,254	1,440
Proceeds from exercise of Class A common stock options	8,338	839
Net borrowings under revolving loans from credit facility	--	4,000
Repayments of notes payable under the credit facility and other notes	(25,710)	(20,584)
Net cash used in financing activities	(41,073)	(40,229)

Effect of foreign exchange rate changes on cash and cash equivalents	(94)	(245)
Net increase in cash and cash equivalents	20,374	95,085
Cash and cash equivalents – beginning of period	225,572	42,843
Cash and cash equivalents – end of period	$245,946	$137,928
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$37,094	$38,280
Cash paid for interest	$629	$3,169

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